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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------
                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant                           (X)
Filed by party other than the registrant          ( )

Check the appropriate box:
( )  Preliminary Proxy Statement
(X)  Definitive Proxy Statement
( )  Definitive Additional Material
( )  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              --------------------
                              TRICORD SYSTEMS, INC.
                (Name of Registrant as Specified in its Charter)

                   (Name of Person(s) Filing Proxy Statement)

                              --------------------
Payment of filing Fee (Check appropriate box):

(X)  No fee required.
( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
( )  Fee computed on table below per Exchange Act Rules 14a6(i)(4) and 0-11.

     1    Title of each class of securities to which transaction applies:

          ---------------------------------
     2    Aggregate number of securities to which transaction applies:

          ---------------------------------
     3 Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *

          ---------------------------------
     4    Proposed maximum aggregate value of transaction:

          ---------------------------------
     5    Total fee paid:

          ---------------------------------

* Set forth the amount on which the filing fee is calculated and state how its determined.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1    Amount Previously Paid:

          ---------------------------------
     2    Form, Schedule or Registration Statement No.:

          ---------------------------------
     3    Filing Party:

          ---------------------------------
     4    Date Filed:

          ---------------------------------

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
            [LOGO]

April 10, 1997

Dear Stockholder:

    The date for this year's Annual Meeting is Wednesday, May 21, 1997. It will be held at the Ramada Plaza Hotel, 12201 Ridgedale Drive, Minnetonka, Minnesota, beginning at 10:00 a.m., Minneapolis time.

    The Annual Meeting is an opportunity for you to meet the directors of your Company and some of the team that manage the Company.

    It is very important that your shares be represented at the meeting, whether you can attend or not, and I urge you to sign and return your proxy card in the enclosed envelope.

                                                 [SIGNATURE]

                                          John J. Mitcham
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                 TRICORD SYSTEMS, INC.
   [LOGO]
                            2800 Northwest Boulevard
                           Plymouth, Minnesota 55441

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 21, 1997

To the Stockholders of Tricord Systems, Inc.:

    The Annual Meeting of the Stockholders of Tricord Systems, Inc. will be held on Wednesday, May 21, 1997, at 10:00 a.m., Minneapolis time, at the Ramada Plaza Hotel, 12201 Ridgedale Drive, Minnetonka, Minnesota, for the following purposes:

    (1) To elect a director for a term of three years.

    (2) To ratify the appointment of Coopers & Lybrand L.L.P., certified public accountants, as independent auditors for the Company for the year ending December 31, 1997.

    (3) To transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on March 28, 1997 will be entitled to vote at the meeting or any adjournments.

                                          By Order of the Board of Directors,

                                          /s/ Gregory T. Barnum
                                          Gregory T. Barnum
                                          SECRETARY

April 10, 1997

                                 TRICORD SYSTEMS, INC.
   [LOGO]
                            2800 Northwest Boulevard
                           Plymouth, Minnesota 55441

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 21, 1997

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Tricord Systems, Inc. (the "Company") of proxies in the accompanying form from holders of shares of Common Stock to be voted at the Annual Meeting of Stockholders to be held on May 21, 1997, at 10:00 a.m., Minneapolis time, at the Ramada Plaza Hotel, 12201 Ridgedale Drive, Minnetonka, Minnesota (the "Annual Meeting").

    Stockholders of record as of the close of business on March 28, 1997 will be entitled to vote at the meeting or any adjournments. On that date, the Company had 13,431,130 shares of Common Stock outstanding. Each share is entitled to one vote. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting (6,715,566 shares) is required for a quorum for the transaction of business. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for the purposes of determining a quorum, without regard to whether the card reflects votes withheld from the director nominee or an abstention (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).

    Because the director nominee who receives the greatest number of votes cast for the election of the director at the Annual Meeting will be elected as a director, votes that are withheld from the election of the director nominee will be excluded entirely from the vote and will have no effect. Each of the other proposals described in this Proxy Statement requires the approval of a majority of the shares present and entitled to vote in person or by proxy on that proposal. Shares voted as abstaining on any of these proposals will be treated as shares present and entitled to vote that were not cast in favor of the proposals, and thus will be counted as votes against the particular proposal. Shares represented by a proxy card that includes any broker non-votes on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved.

    A proxy card is enclosed for your use. You are solicited on behalf of the Board to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's Common Stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegram or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of Common Stock.

    THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSALS SET FORTH IN THE NOTICE OF MEETING.

    This Proxy Statement and the enclosed form of proxy will be mailed to each stockholder on or about April 10, 1997, together with the Annual Report to Stockholders of the Company for the year ended December 31, 1996.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table contains information, as of February 28, 1997, regarding the beneficial ownership of Common Stock of the Company, its only class of voting securities, by each person known by the Company to own more than 5% of such outstanding shares, each director and nominee for director, each of the executive officers named in the "Summary Compensation Table" below, and the executive officers and directors of the Company as a group (consisting of nine persons). Except as otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated. Shares subject to options exercisable within 60 days are treated as outstanding only when determining the amount and percentage owned by such individual or entity.

              NAME AND ADDRESS                                    PERCENT OF
            OF BENEFICIAL OWNER               NUMBER OF SHARES      CLASS
--------------------------------------------  -----------------  ------------
CORAL Entities                                    1,105,191(1)          7.8%
 60 South Sixth Street
 Suite 3510
 Minneapolis, MN 55402
Yuval Almog                                       1,172,023(2)          8.3%
Jeffrey O. Henley                                    71,110(3)          *
Donald L. Lucas                                     100,827(4)          *
John J. Mitcham                                     371,183(5)          2.6%
Gregory T. Barnum                                   117,583(6)          *
Charles C. Devor                                     51,120(7)          *
David S. Huyink                                      18,750(8)          *
Joan M. Wrabetz                                      25,000(9)          *
Thomas D. Robinson                                      670(10)         *
Stephen R. Douty                                      4,000(11)         *
All directors and executive officers as a         1,946,346(12)        13.8%
 group (9 persons)

------------------------
 * Less than 1%.

 (1) As reported in a Schedule 13G, dated February 3, 1997, filed with the Securities and Exchange Commission, 838,525 shares are held of record by Coral Partners I - Superior, a Minnesota limited partnership ("CP I"), and 266,666 shares are held of record by Coral Partners II, a limited partnership ("CP II"). Coral Management Partners I, a limited partnership ("CMP I"), is the general partner of CP I, and Coral Management Partners II, a limited partnership ("CMP II"), is the general partner of CP II. CMP I and CMP II each have the following three general partners: Yuval Almog, Peter H. McNerney and Linda L. Watchmaker. Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, each of Mr. Almog, Mr. McNerney and Ms. Watchmaker may be deemed to share beneficial ownership with respect to such shares; however, as set forth in their Schedule 13G, these three individuals disclaim beneficial ownership except to the extent of their pecuniary interests therein.

 (2) Includes 1,105,191 shares beneficially owned by CMP I and CMP II with respect to which Mr. Almog may be deemed to share beneficial ownership. Mr. Almog, however, disclaims beneficial ownership except to the extent of his pecuniary interest therein. Also includes options to purchase 59,722 shares that are exercisable on or before April 30, 1997.

 (3) Includes options to purchase 50,000 shares that are exercisable on or before April 30, 1997.

 (4) Includes 37,065 shares held by the Donald L. Lucas & Lygia S. Lucas Trust DTD 12-3-84 and 15,000 shares held by the Donald L. Lucas Profit Sharing Trust DTD 1-1-84. Also includes options to purchase 41,652 shares that are exercisable on or before April 30, 1997.

 (5) Includes options to purchase 339,583 shares that are exercisable on or before April 30, 1997.

 (6) Includes options to purchase 109,583 shares that are exercisable on or before April 30, 1997.

 (7) Includes options to purchase 50,000 shares that are exercisable on or before April 30, 1997.

 (8) Represents options to purchase 18,750 shares that are exercisable on or before April 30, 1997.

 (9) Represents options to purchase 25,000 shares that are exercisable on or before April 30, 1997.

(10) Mr. Robinson resigned as Vice President, U.S. Sales and Service, of the Company on May 17, 1996.

(11) Mr. Douty resigned as Vice President, Marketing, of the Company on August 9, 1996.

(12) Excludes Mr. Robinson and Mr. Douty. Includes options to purchase an aggregate of 713,040 shares that are exercisable on or before April 30, 1997.

                             ELECTION OF DIRECTORS

NOMINATION

    The Company's Certificate of Incorporation provides that the Board shall consist of between one and nine members, as determined from time to time by the Board, divided into three classes in as nearly equal number as possible. The term of each class of directors is three years, and the term of one class expires each year in rotation. The term of the sole director in Class A expires with this Annual Meeting.

    The Board has recommended that Mr. Lucas, the current Class A director, be nominated for election as a director in Class A to serve for a three-year term expiring at the 2000 Annual Meeting of Stockholders, or until his successor is elected and qualified. Mr. Lucas has consented to serve for the new term, if elected.

NOMINEE AND CONTINUING DIRECTORS

    The nominee for election as a director and the continuing directors, their ages (as of February 28, 1997), the year in which each first became a director, and their principal occupations or employment are as follows:

                                                                                                         YEAR FIRST
NAMES OF NOMINEE AND DIRECTORS                     PRINCIPAL OCCUPATION                        AGE     BECAME DIRECTOR
------------------------------  ----------------------------------------------------------     ---     ---------------
NOMINEE FOR THREE-YEAR TERM EXPIRING IN 2000:
Donald L. Lucas                 Private Investor                                               66           1992
DIRECTORS NOT STANDING FOR ELECTION THIS YEAR WHOSE TERMS EXPIRE IN 1998:
Yuval Almog                     President of CORAL Group, Inc., a venture capital              47           1987
                                 management company
Jeffrey O. Henley               Executive Vice President and Chief Financial Officer,          52           1993
                                 Oracle Corporation, a computer software company
DIRECTOR NOT STANDING FOR ELECTION THIS YEAR WHOSE TERM EXPIRES IN 1999:
John J. Mitcham                 President and Chief Executive Officer of the Company           55           1995

    Except as indicated below, during the past five years, there has been no change in the principal occupations or employment of the nominee for election as a director or of the continuing directors.

    Mr. Mitcham has been President and Chief Executive Officer and a director of the Company since May 2, 1995. From 1989 to May 1995, Mr. Mitcham served as President and Chief Executive Officer of AT&T Paradyne Corporation.

    Mr. Almog is President of Coral Group, Inc., which provides management services to CMP I and CMP II venture capital partnerships of which Mr. Almog is Managing General Partner. As described in footnote 1 to the table entitled "Security Ownership of Certain Beneficial Owners and Management," CMP I and CMP II are the general partners of CP I and CP II. These entities were affiliated with Investment Advisers, Inc. until November 1993 under the names "Superior Ventures" and "IAI Venture Partners II." Until November 1993, Mr. Almog also served as Senior Vice President of Investment Advisers, Inc.

    The following Board members also serve as directors of the designated public companies: Mr. Almog -- Delphi Information Systems, Inc. and Racotek, Inc.; Mr. Lucas -- Amati Communications Corporation, Cadence Design Systems, Inc., Coulter Pharmaceutical, Inc., Macromedia, Inc., Oracle Corporation, Racotek, Inc. and Transcend Services, Inc.

COMMITTEES AND ATTENDANCE

    The business and affairs of the Company are managed by the Board which met on five occasions, held one telephonic meeting, held one meeting by video conference and took action by written consent two times during 1996. All of the directors attended at least 75% of all meetings of the Board and committees on which they served during 1996, except for Mr. Henley who attended 67% of the Board meetings and Mr. Robert J. Casale who attended 50% of the Board and Compensation Committee meetings while he served as a director. Mr. Casale did not stand for re-election at the May 22, 1996 Annual Meeting.

    The Board maintains several standing committees of the Board including the Finance and Audit Committee, Compensation Committee and Executive Committee. There is no Nominating Committee of the Board.

    The Finance and Audit Committee performs principally the following functions: reviews the Company's current and long-range financial position, financial policies and performance objectives; makes recommendations to the Board on allocation of capital and banking relationships; evaluates retirement plan investment management and fund performance; reviews the Company's business insurance policies; recommends to the Board the engagement of the Company's independent auditors; reviews with the independent auditors the plan and results of the auditing engagement; reviews the adequacy of the internal accounting controls; and reviews the range of audit and non-audit professional service fees, approves such services and considers the independence of the Company's independent auditors. The members of the Finance and Audit Committee are Messrs. Henley and Lucas. The Committee held one telephonic meeting during 1996.

    The Compensation Committee reviews and recommends for approval to the Board the remuneration arrangements for the Company's executive officers and the adoption of compensation and option plans in which these persons and other key employees of the Company may participate. The Compensation Committee also serves as the disinterested committee administering the Company's various stock option plans. The members of the Compensation Committee are Messrs. Almog and Lucas. Mr. Lucas was elected to the committee on April 25, 1996. Mr. Casale served as a member of the committee until May 22, 1996. The Committee met on four occasions, held one telephonic meeting and took action by written consent once during 1996.

    The Executive Committee reviews and recommends for approval to the Board the appointment of officers and agents of the Company, the borrowing of money and the issuance of bonds, notes or other obligations and evidences of indebtedness, and determines questions of general policy with regard to the business of the Company. The members of the Executive Committee are Messrs. Almog, Lucas and Mitcham. The Committee did not meet during 1996.

DIRECTOR'S COMPENSATION

    Non-employee directors receive an annual retainer of $10,000 plus $1,500 for each Board meeting and committee meeting (if on a date other than a Board meeting) attended and are reimbursed for travel and lodging expenses in connection with attendance at Board and committee meetings. As described below, effective May 22, 1996, the stockholders approved an amendment to the 1992 Non-Employee Director Stock Option Plan (the "Director Plan") to provide for payment of the directors' annual cash retainer in the form of Company stock. During 1996, the non-employee directors were reimbursed the following amounts for expenses: Mr. Almog (none); Mr. Casale ($2,194); Mr. Henley ($1,993); and Mr. Lucas ($1,472).

    Non-employee directors are entitled to participate in the Director Plan. The Director Plan provides for automatic grants of non-qualified options to the Company's non-employee directors. Currently, three hundred fifty thousand (350,000) shares are reserved for issuance under the Director Plan. In accordance with the terms of the Director Plan, new non-employee directors of the Company who are first elected or appointed to the Board to fill new directorships or vacancies will automatically be granted, on a one-time basis on the date of their election or appointment, non-qualified options to purchase 25,000 shares of Common Stock, at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, non-employee directors who are appointed to serve on the Executive Committee receive, on a one-time basis, a non-qualified option to purchase 10,000 shares, with an exercise price equal to the fair market value on the date of grant. The Director Plan further provides that, on January 5 of each year, each non-employee director will automatically be granted additional options to purchase 10,000 shares, with an exercise price equal to the fair market value on the date of grant. The one-time option grants to Board and Executive Committee members become exercisable each month on a cumulative basis with respect to 2.78% of the total shares covered by each such option, commencing one month after the date of grant and terminating five years after the date of grant. Each annual option grant becomes exercisable in full six months after its date of grant and terminates five years after its date of grant.

    Pursuant to the Director Plan, payment of the annual cash retainer to non-employee directors is made in the form of Company stock on November 1 of each year. Each non-employee director as of such dates, shall receive such number of shares of Common Stock as equals $10,000 divided by the fair market value of one share of Common Stock as of the immediately preceding October 31. During 1996, the non-employee directors each received stock grants for 2,666 shares of the Company's Common Stock for their 1995 annual retainer and stock grants for 4,444 shares of the Company's Common Stock for their 1996 annual retainer.

                         COMPARATIVE STOCK PERFORMANCE

    The graph below compares the cumulative total return during the period March 19, 1993, the date of the Company's initial public offering, to December 31, 1996 for the Company's Common Stock, the Nasdaq -- U.S. Index and the Nasdaq -- Computer Manufacturer Stock Index. This graph assumes the investment on March 19, 1993 of $100 in the Company's Common Stock and the stock in the companies presented in the Nasdaq -- U.S. Index and the Nasdaq -- Computer Manufacturer Stock Index on March 19, 1993 and the reinvestment of all dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                               TRICORD SYSTEMS,
            NASDAQ - STOCK MARKET - US    NASDAQ - COMPUTER MANUFACTURERS            INC.
3/19/93                         100.000                             100.000               100.000
3/31/93                         101.153                              99.049               115.909
6/30/93                         103.095                              95.175               200.000
9/30/93                         111.784                              85.153               190.909
12/31/93                        113.979                              99.204               240.909
3/31/94                         109.185                              96.175               134.091
6/30/94                         104.081                              77.978                97.727
9/30/94                         112.698                              94.809                46.591
12/31/94                        111.412                             108.956                47.727
3/31/95                         121.457                             114.852                46.591
6/30/95                         138.926                             139.673                34.091
9/30/95                         155.659                             168.054                41.473
12/31/95                        157.558                             171.625                27.273
3/31/96                         164.918                             176.917                37.500
6/30/96                         178.379                             198.958                40.909
9/30/96                         184.731                             219.671                24.432
12/31/96                        193.809                             230.458                13.636

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Composed entirely of outside directors, the Compensation Committee of the Board meets four to five times per year and is responsible for reviewing and approving remuneration arrangements for the Company's executive officers and the administration of compensation and stock option plans in which these individuals and other key employees participate. In addition, the committee reviews and provides direction for the development of future leadership to meet the long-term organizational and growth objective requirements of the Company. A more complete description of the functions of the Compensation Committee is set forth under the caption "Election of Directors -- Committees and Attendance."

    COMPENSATION PHILOSOPHY AND OBJECTIVES. The Company's executive compensation philosophy is to pay for individual and Company results. The objectives of the Company's executive compensation program are to:

    - Reward the achievement of desired Company and individual performance goals.

    - Provide compensation that is competitive with other companies of comparable size and complexity that will enable the Company to attract and retain key executive talent.

    - Align the interests of the Company's executives to stockholder return through long-term opportunities for stock ownership.

    In determining the compensation of the Company's executive officers, the Compensation Committee considers a number of factors, including Company performance, both separately and in relation to other companies competing in the Company's markets, the individual performance of each executive officer, comparative compensation surveys concerning compensation levels and stock grants at other companies, historical compensation levels and stock awards at the Company, and the overall competitive environment for executives and the level of compensation necessary to attract and retain key executive talent.

    For purposes of determining the competitiveness of the Company's executive compensation program, the Compensation Committee takes into consideration base salary, annual cash bonuses and stock awards. During 1996, the Company utilized the 1996 Management Total Compensation Report for High Technology Industries (the "Report") to obtain industry comparisons. This Report, which is published by Radford Associates based on data effective April 1, 1996, provides information on base salaries, bonus plans, stock plans and other benefits and perquisites from 433 companies in the computer/peripheral, software, semiconductor, data-telecommunications and medical/scientific equipment industries. The Company compared its executive compensation program to that of companies in the Report with revenues of between $40 million and $99.9 million. The companies used in this comparative analysis included a number of the companies in the peer group (the Nasdaq Computer Manufacturer Stock Index) used in the Comparative Stock Performance Graph as well as other companies. The Compensation Committee relies on a broad array of companies in various industries for purposes of this comparative analysis, because the Compensation Committee believes that competitors for key executives include companies that are not included in the peer group chosen for comparing stockholder returns in the Comparative Stock Performance Graph.

    The Company's executive compensation program is comprised of base salary, annual incentive opportunities in the form of cash bonuses and long-term incentive opportunities in the form of stock options. The Compensation Committee uses its discretion to establish executive compensation at levels which, in its judgment, are warranted by external and internal factors, as well as an executive's individual circumstances. As a result, actual compensation levels may be greater or less than the compensation levels at the companies used in the comparative analysis based upon annual and long-term Company performance as well as individual performance.

    BASE SALARY. The Compensation Committee regularly reviews each executive's base salary. Base salaries are determined by taking into account an executive's level of responsibility, prior experience and competitive market data. For executives in sales and marketing, compensation includes a commission component that takes into account individual and Company revenue goals as well as competitive market data.

    Base salaries are initially targeted to be within the median range of base salaries paid by comparable companies included in the Report. The Compensation Committee then reviews a number of factors, including individual and Company performance, competitive market conditions, position tenure and internal comparability considerations in determining merit increases. The annual merit program for executives is the same as for all of the Company's employees. Upon a review of the Company's 1996 performance and other factors described above, the executive officers were granted base salary increases of between 0% and 25% for 1997.

    The compensation of John J. Mitcham, the Company's President and Chief Executive Officer, is determined in accordance with his employment agreement with the Company, which was entered into in May 1995. Pursuant to this employment agreement, Mr. Mitcham is paid an annual base salary that was initially established at $300,000 in May 1995. Each year the Compensation Committee conducts a performance and salary review of Mr. Mitcham's base salary to determine whether it should be increased. Based on this review, the Compensation Committee determined to maintain Mr. Mitcham's base salary at $300,000. In addition, the employment agreement provides that the Company will reimburse Mr. Mitcham for premiums on a term life insurance policy up to a maximum of $3,500 per year. The Compensation Committee will conduct a performance and salary review in May 1997 for the purpose of determining Mr. Mitcham's base salary for the ensuing year, which review is based upon both individual and Company performance. In making its determination of base salary for Mr. Mitcham, the Compensation Committee will consider the same factors as described above with respect to all other executive officers.

    ANNUAL CASH BONUSES. The philosophy of the Compensation Committee is to provide executives with direct financial incentives in the form of annual cash bonuses to achieve Company, business unit and individual performance goals. The Compensation Committee does not have a fixed formula or criteria for determining annual cash bonuses. Instead, the Compensation Committee, in its discretion, establishes bonuses at year-end, based upon the extent to which the Company has achieved its annual business plan, the Company's performance versus that of other companies in the peer group used in the Comparative Stock Performance Graph and the competitive level of bonuses for comparable companies. Upon a review of these factors, the executive officers of the Company received bonuses for 1996 ranging from $0 to $20,000.

    Under the terms of Mr. Mitcham's employment agreement, a bonus option (the "Bonus Option") to purchase 200,000 shares of the Company's common stock was granted at the time the employment agreement was entered into on May 2, 1995 (the "Grant Date"), at an exercise price equal to $4.19 (the fair market value of the Company's Common Stock on the Grant Date). The Bonus Option is exercisable in full five years after the Grant Date or earlier upon the satisfaction of certain performance goals and expires 10 years after the Grant Date. On April 25, 1996, based upon progress made towards the Company's goals, the Compensation Committee immediately vested 100,000 of the Bonus Option and granted Mr. Mitcham an option to purchase an additional 100,000 at $4.69 per share (the fair market value of the Company's Common Stock on the Grant Date), subject to the same vesting provisions as the Bonus Option.
    LONG-TERM INCENTIVES. The 1995 Stock Incentive Plan (the "1995 Plan") is a broad "omnibus" plan that provides the Compensation Committee with significant flexibility to award key executives stock options, restricted stock awards, stock appreciation rights, performance units and stock bonuses. To date, long-term incentives have been provided in the form of stock options, which are granted with an exercise price equal to the fair market value of the Common Stock at the date of grant and become exercisable proportionately over a period of time. Grants of all awards under the 1995 Plan are made by the Compensation Committee in its discretion based upon an executive's contribution toward Company performance and expected contribution toward meeting the Company's long-term strategic goals. Because the value to an executive of the various stock awards depends on increases in the market price of the Common Stock, the Compensation Committee believes that this form of compensation aligns an executive's compensation more closely with increases in stockholder value.

    During 1996, the Compensation Committee granted stock options to all of its executive officers, including the option grant to purchase 100,000 shares to Mr. Mitcham as described above. Although the Compensation Committee's decision to grant options and its determination of the size of such grants were based upon many of the same factors considered in granting annual cash bonuses as described above, the Compensation Committee also considered the need to continue to provide executives with the proper incentives and the impact of the decline in the Company's stock price on existing options held by executives. In addition, the Compensation Committee considered the level of prior stock option grants to such executives.

    TAX LAW CHANGES. The Omnibus Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"), which generally precludes the Company and other public companies from taking a tax deduction for compensation over $1 million which is not "performance-based" and is paid, or otherwise taxable, to executives named in the Summary Compensation Table and employed by the Company at the end of the applicable tax year. No named executive is likely to earn over $1 million in 1996. Therefore, the Company does not have a policy at this time regarding qualifying the compensation paid to its executive officers for deductibility under Section 162(m), but will formulate such a policy if compensation levels ever approach $1 million.

                                          Compensation Committee

                                          Yuval Almog, CHAIRMAN
                                          Donald L. Lucas

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                          ANNUAL COMPENSATION             -------------
                                                ----------------------------------------   SECURITIES
                                                                          OTHER ANNUAL     UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR       SALARY     BONUS (1)  COMPENSATION (2)     OPTIONS     COMPENSATION (3)
-----------------------------------  ---------  -----------  ---------  ----------------  -------------  ----------------
John J. Mitcham (4)                       1996  $   300,000  $  --         $   13,316          100,000      $    1,000
  President and Chief                     1995      197,884     --             --              700,000          --
  Executive Officer                       1994      --          --             --              --               --
Gregory T. Barnum                         1996      159,174     20,000         --              100,000           1,000
  Sr. Vice President of                   1995      150,000     33,750         --               50,000           1,000
  Finance and CFO                         1994      150,000     --             --               65,000          --
Charles C. Devor (5)                      1996      158,674     20,000         --              150,000           1,000
  Vice President and                      1995       65,155     13,527         53,950          200,000           1,000
  General Manager --                      1994      --          --             --              --               --
  Server Unit
David S. Huyink (6)                       1996      111,840     14,000         --               15,000           1,000
  Vice President and                      1995       21,295      5,274         --               75,000           1,000
  Chief Quality Officer                   1994      --          --             --              --               --
Joan M. Wrabetz (7)                       1996      111,007     14,000         --              130,000           1,000
  Vice President and                      1995      --          --             --              --               --
  General Manager --                      1994      --          --             --              --               --
  Storage Unit
Thomas D. Robinson (8)                    1996       68,289     12,500         63,785          --               43,750
  Former Vice President of                1995        6,731     --             --              200,000          --
  U.S. Sales and Service                  1994      --          --             --              --               --
Stephen R. Douty (9)                      1996       85,574     --              2,531           50,000          45,000
  Former Vice President of                1995       51,663     13,041         --               75,000          --
  Marketing                               1994      --          --             --              --               --

------------------------
(1) Bonuses for services rendered have been included as compensation for the year earned, even though such bonuses were actually paid in the following year.

(2) "Other Annual Compensation" consists of the pay-out of accrued vacation upon resignation of employment for Mr. Robinson and Mr. Douty and relocation assistance for Mr. Mitcham, Mr. Devor and Mr. Robinson.

(3) "All Other Compensation" consists of the Company's matching contribution to the employees accounts in the Company's 401K Retirement Plan for Mr. Mitcham, Mr. Barnum, Mr. Devor, Mr. Huyink and Ms. Wrabetz and severance paid to Mr. Robinson and Mr. Douty.

(4) Mr. Mitcham joined the Company in May 1995.

(5) Mr. Devor joined the Company in July 1995.

(6) Mr. Huyink joined the Company in October 1995.

(7) Ms. Wrabetz joined the Company in January 1996.

(8) Mr. Robinson joined the Company in December 1995 and resigned from the Company in May 1996.

(9) Mr. Douty joined the Company in August 1995 and resigned from the Company in August 1996.

OPTIONS

    The following tables provide certain information regarding option grants and exercises during 1996 to or by the executive officers named in the Summary Compensation Table above and the number and value of the options held by such persons at the end of 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS (1)                    POTENTIAL REALIZED VALUE
                           --------------------------------------------------------             AT
                            NUMBER OF      % OF TOTAL                                ASSUMED ANNUAL RATES OF
                           SECURITIES        OPTIONS                                 STOCK PRICE APPRECIATION
                           UNDERLYING        GRANTED                                   FOR OPTION TERM (2)
                             OPTIONS      TO EMPLOYEES     EXERCISE OR  EXPIRATION   ------------------------
          NAME               GRANTED         IN 1996       BASE PRICE      DATE          5%           10%
-------------------------  -----------  -----------------  -----------  -----------  -----------  -----------
John J. Mitcham               100,000           5.10%       $    4.69      4/24/06   $   294,826  $   747,146
Gregory T. Barnum             100,000           5.10%            2.81      7/23/06       176,908      448,320
Charles C. Devor              150,000           7.65%            2.81      7/23/06       265,362      672,480
David S. Huyink                15,000            .76%            2.81      7/23/06        26,536       67,248
Joan M. Wrabetz               100,000           5.10%            3.00       1/1/06       188,668      478,123
                               30,000           1.53%            2.81      7/23/06        53,072      134,496
Thomas D. Robinson             --              --              --           --           --           --
Stephen R. Douty               --              --              --           --           --           --

------------------------
(1) All of the options granted to executives were granted under the 1995 Plan. Options become exercisable under such plans so long as executives remain in the employ of the Company or one of its subsidiaries. To the extent not already exercisable, options under the 1995 Plan become immediately exercisable in full upon certain changes in control of the Company and remain exercisable for the remainder of their terms. See "Change in Control Arrangements". Mr. Mitcham's option becomes exercisable in full after five years or earlier upon the satisfaction of certain performance goals (see "Compensation Committee Report on Executive Compensation -- Annual Cash Bonuses"). All other options become exercisable with respect to 25% of the shares upon each anniversary of the grants.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock, overall market conditions and the executive's continued employment with the Company. The amounts represented in this table may not necessarily be achieved.

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                                                       NUMBER OF                VALUE OF UNEXERCISED
                                                                 UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                    SHARES                            END OF 1996                AT END OF 1996 (1)
                                  ACQUIRED ON       VALUE      --------------------------  ------------------------------
NAME                             EXERCISE (2)   REALIZED (3)   EXERCISABLE  UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
-------------------------------  -------------  -------------  -----------  -------------  -------------  ---------------
John J. Mitcham                       --          $  --           297,916        502,084     $  --           $  --
Gregory T. Barnum                     --             --           100,833        171,667        --              --
Charles C. Devor                      --             --            50,000        300,000        --              --
David S. Huyink                       --             --            18,750         71,250        --              --
Joan M. Wrabetz                       --             --            --            130,000        --              --
Thomas D. Robinson                    --             --            --            --             --              --
Stephen R. Douty                      --             --            --            --             --              --

------------------------
(1) Value calculated as the excess of the market value of the Common Stock at December 31, 1996 ($1.36) over the exercise price per share. The market value of the Common Stock at December 31,

    1996 represents the average of the high and low sales price as reported on the Nasdaq, National Market System. Options are in-the-money if the market price of the shares exceeds the option exercise price. As of December 31, 1996, none of the options held by these officers were in-the-money.

(2) The exercise price may be paid in cash or, in the Compensation Committee's discretion, by delivery of a promissory note or shares of Common Stock valued at the fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the executive provides irrevocable instructions to a brokerage firm to sell the purchased shares and remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus applicable withholding taxes.

(3) Value calculated as the excess of the market value at the date of exercise over the option exercise price.

CHANGE IN CONTROL ARRANGEMENTS

    Under the Company's option plans, in the event a "change in control" of the Company occurs, all outstanding options held by a participant for at least six months will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant remains in the employ or service of the Company or any subsidiary. A "change in control" for purposes of the Company's option plans will generally occur upon the following events: (a) the sale or other transfer of substantially all of the assets of the Company; (b) the liquidation or dissolution of the Company; (c) a merger or consolidation involving the Company if 70% or less of the voting stock of the surviving company is held by persons who were stockholders of the Company immediately before the merger or consolidation; (d) any person becomes the beneficial owner of 30% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors; (e) the continuity directors (directors as of the date the applicable plan was adopted and additional directors nominated or elected by the "continuity directors") of the Company cease to constitute at least a majority of the Board; or (f) any change of control that is required to be reported under
Section 13 or 15 (d) of the Securities Exchange Act of 1934 (the "Exchange
Act").

    In addition to the change in control provisions under its option plans, the Company has also entered into change in control agreements with certain of its officers and key employees, including Gregory T. Barnum, the Company's Sr. Vice President of Finance and Chief Financial Officer, Charles C. Devor, the Company's Vice President and General Manager -- Server Unit, David S. Huyink, the Company's Vice President and Chief Quality Officer, and Joan M. Wrabetz, the Company's Vice President and General Manager -- Storage Unit. Pursuant to these agreements (the "Change in Control Agreements"), in the event of a Change in Control Termination (as defined below), the Company agrees (a) to make a lump-sum cash payment to the employee in an amount equal to one and one-half times such employee's annual base salary, plus one and one-half times such employee's target annual cash bonus for the year during which the termination occurs, (b) to provide to the employee continued coverage under the Company's group health plan for up to 18 months, (c) to provide to the employee a "gross-up" payment sufficient to pay any excise tax imposed under Section 4999 of the Code (or any comparable state or local law) resulting from any Change in Control (as defined below), and (d) to provide to the employee outplacement counseling services costing up to 5% of such employee's annual base salary.

    For purposes of the Change in Control Agreements, a "Change in Control Termination" is deemed to occur if the Company terminates such employee's employment for any reason other than for Cause (which includes gross misconduct, willful and continued failure to perform, or conviction of a felony or gross misdemeanor) or the employee's death or the employee terminates his or her employment for Good Reason (which includes an adverse change in the employee's position with the Company, reduction in base salary or benefits, forced relocation, or failure by the Company to observe certain requirements of the Change in Control Agreement) and any such termination occurs either within 12 months after the last day of the month in which the Change in Control occurred or prior to the Change in Control if the employee's termination was a condition of or related to the Change in Control. For purposes of the Change in Control Agreements, a "Change in Control" is defined to include (a) a merger involving the Company where the pre-merger stockholders own at least 50% but less than 80% of the surviving Company's voting stock (unless approved by the Board of Directors) or less than 50% of the surviving Company's voting stock (whether or not approved by the Board of Directors), (b) a transfer of substantially all of the Company's assets or a liquidation of the Company, (c) the acquisition by any person or group of 20% or more but less than 50% of the Company's voting stock (unless approved by the Board of Directors) or 50% or more of the Company's voting stock (whether or not approved by the Board of Directors), (d) the "continuity directors" (the current directors and their future nominees) ceasing to constitute a majority of the Board of Directors, and
(e) any other change in control that would be required by the Securities and Exchange Commission (the "SEC").

    The change in control provisions of the Company's option plans, as well as the Change in Control Agreements, are designed to attract and retain valued employees of the Company and to ensure that the performance of these employees is not undermined by the possibility, threat or occurrence of a change in control. While these measures were not adopted to deter takeovers, they may have an incidental anti-takeover effect by making it more expensive for a bidder to acquire control of the Company.

SEVERANCE AGREEMENTS

    Under agreements dated February 8, 1997 entered into with each of Mr. Barnum and Mr. Devor (the "Severance Agreements"), the Company has agreed, within 10 business days following a Triggering Termination (as defined below) of the employee (a) to make a lump-sum cash payment to such employee equal to his annual base salary and (b) for 12 months following such termination (or until the employee becomes covered under another comparable plan) to maintain a group health plan that covers such employee (and eligible family members and dependents) under the same terms and at the same cost to the employee as to similarly situated individuals who continue to be employees of the Company.

    For purposes of the Severance Agreements, a "Triggering Termination" is defined as termination of employment by the Company for any reason other than the employee's death or for Cause or termination by the employee for Good Reason (with such terms defined similarly as in the Change in Control Agreements), in each case so long as such termination by either the Company or the employee would not entitle the employee to receive benefits pursuant to such employee's Change in Control Agreement. To the extent that the employee incurs a tax liability in connection with such health benefits that he would not have incurred had he been an active employee of the Company, the Company will reimburse the employee in an amount equal to such tax liability. The Severance Agreements have an initial term of two years.

MITCHAM EMPLOYMENT AGREEMENT

    Pursuant to the terms of an employment agreement, dated as of May 2, 1995, Mr. Mitcham is paid an annual base salary that is determined each year by the Compensation Committee based on a performance and salary review of Mr. Mitcham. The base salary was initially fixed at $300,000. In addition to base salary, the employment agreement provided for the grant to Mr. Mitcham on May 2, 1995 of an option to purchase 500,000 shares of the Company's common stock (the "Base Option") at an exercise price equal to $4.19 (the fair market value of the Company's Common Stock on the Grant Date). The Base Option becomes exercisable with respect to six forty-eighths of the shares subject to such option six months after the Grant Date and with respect to an additional one forty-eighth of the shares subject to such option at the end of each month thereafter. The Base Option expires 10 years after the Grant Date. In addition to the Base Option, the employment agreement provided for the grant to Mr. Mitcham on the Grant Date of a Bonus Option to purchase 200,000 shares of the

Company's common stock at an exercise price equal to $4.19. The Bonus Option becomes exercisable in full five years after the Grant Date (or earlier upon the satisfaction of certain performance goals) and will expire 10 years after the Grant Date. Both the Bonus Option and Base Option become immediately exercisable in full upon a Change in Control, as defined in the stock option plans, and will remain exercisable for the remainder of their terms. Mr. Mitcham is also entitled to customary benefits, reimbursements of business expenses and reimbursement for premiums on a term life insurance policy up to a maximum of $3,500 per year. In addition, pursuant to the employment agreement, the Company will reimburse Mr. Mitcham for his relocation expenses (up to a maximum of $100,000) plus amounts for any taxes on such reimbursement amounts.

    The employment agreement continues until terminated and may be terminated in the following circumstances: (i) by the Company upon written notice with or without cause; (ii) by Mr. Mitcham upon 30 days' written notice; or (iii) upon Mr. Mitcham's death or disability. If the Company terminates the employment agreement other than for cause or if Mr. Mitcham terminates the agreement due to a material breach by the Company that is not cured within 30 days of notice, the Company will be obligated to continue to pay Mr. Mitcham his then current Base Salary for a period of two years following such termination, if such termination occurs within two years after the effective date of the agreement, or for a period of one year following such termination, if termination occurs thereafter. Such payments, however, will continue only so long as Mr. Mitcham conscientiously and aggressively seeks new employment and complies with his continuing obligations under the employment agreement and will be reduced to reflect any payments received during such period from another employer.

    Pursuant to the employment agreement, Mr. Mitcham has agreed that, during his employment and for a period of one year thereafter, he will not: (i) compete in the network server business within any state or country in which the Company markets or services products or provides services; (ii) interfere in any way with the Company's relationship with any of its current or potential customers; or (iii) employ or attempt to employ any of the Company's employees. In addition, the employment agreement prohibits the disclosure of confidential information to anyone outside of the Company during and subsequent to Mr. Mitcham's employment and requires disclosure to the Company of ideas, discoveries or inventions relating to or resulting from Mr. Mitcham's work for the Company and assignment to the Company of all proprietary rights to such ideas, discoveries or inventions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with all Section 16(a) reports they file. To the Company's knowledge, based upon a review of the copies of such reports furnished to the Company during, or with respect to, the period ended December 31, 1996, and based on representations by such persons, all of the Company's executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements.

                       SELECTION OF INDEPENDENT AUDITORS

    The Board has appointed Coopers & Lybrand L.L.P., independent certified public accountants, as auditors of the Company for the year ending December 31, 1997. Coopers & Lybrand L.L.P. has audited the financial statements of the Company since incorporation and has no other relationship with or interest in the Company.

    Unless a contrary choice is specified, proxies solicited by the Board will be voted FOR ratification of the appointment of Coopers & Lybrand L.L.P. as auditors for the Company for the year ending December 31, 1997.

    Representatives of Coopers & Lybrand L.L.P. will be present at the meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

                     PROPOSALS FOR THE NEXT ANNUAL MEETING

    Stockholder proposals intended to be presented in the proxy material relating to the next Annual Meeting of Stockholders must be received by the Company on or before December 11, 1997.

                                 OTHER BUSINESS

    The Company knows of no other matters that will be presented at this year's Annual Meeting of Stockholders. If any other matter properly arises at the meeting, it is intended that the shares represented by proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxies.

                                 ANNUAL REPORT

    A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1996 accompanies this Notice of Annual Meeting and Proxy Statement. The Annual Report describes the financial condition of the Company as of December 31, 1996.

    THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 1996 TO EACH PERSON WHO IS A STOCKHOLDER OF THE COMPANY AS OF MARCH 28, 1997, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT ON FORM 10-K. SUCH REQUESTS SHOULD BE SENT TO: TRICORD SYSTEMS, INC., 2800 NORTHWEST BOULEVARD, PLYMOUTH, MINNESOTA 55441, ATTENTION: INVESTOR RELATIONS.
                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Gregory T. Barnum
                                          Gregory T. Barnum
                                          SECRETARY

April 10, 1997
Plymouth, Minnesota

                             TRICORD SYSTEMS, INC.
                            2800 NORTHWEST BOULEVARD
                           PLYMOUTH, MINNESOTA 55441

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 10, 1997, appoints John J. Mitcham and Gregory T. Barnum as proxies (each with power to act alone and with powers of substitution) to represent the undersigned and to vote, as designated below, all shares of common stock of Tricord Systems, Inc. held of record by the undersigned on March 28, 1997, at the Annual Meeting of Stockholders of Tricord Systems, Inc. to be held at 10:00 a.m., local time, on May 21, 1997, at the Ramada Plaza Hotel, 12201 Ridgedale Drive, Minnetonka, Minnesota and any adjournments thereof.

1.  ELECTION OF DIRECTOR

   / /  For the nominee listed below               / /  Withhold Authority to vote for
       (except as marked to the contrary below)          the nominee listed below

                              NOMINEE FOR ELECTION
                                Donald L. Lucas

2. PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1997.

                 / /  FOR  / /  AGAINST  / /  ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

         (CONTINUED AND TO BE COMPLETED AND SIGNED ON THE REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)

    WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 2 ABOVE AND TO GRANT AUTHORITY TO VOTE FOR THE NOMINEE NAMED IN PROPOSAL 1 ABOVE.

                                      PLEASE SIGN exactly as the name appears on
                                      this card. When shares are held by joint
                                      tenants, both should sign. When signing as
                                      attorney, executor, administrator, trustee
                                      or guardian, please give full title as
                                      such. If a corporation, please sign in
                                      full corporate name by President or other
                                      authorized officer. If a partnership,
                                      please sign in partnership name by
                                      authorized person.
                                      Dated: ___________________________________
                                      __________________________________________
                                                Name of Stockholder(s)
                                      __________________________________________
                                                      Signature
                                      __________________________________________
                                              Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.